EXHIBIT 99.1

February 3, 2011

Dear Valued Shareholder:

Please find enclosed First Northern Community Bancorp’s fourth quarter 2010 earnings release.  We are pleased we posted positive earnings for a year that continued to present its share of challenges.  While loans, deposits and assets remained relatively flat, our net income improved due to reductions in loan loss provisions and loan collection expenses, as well as reductions made in Other Operating Expense categories such as salaries, advertising, stationary & supply, occupancy, and data processing.  There appears to be a strong consensus from our nation’s financial analysts that 2010 was in fact the bottom of the Great Recession.  What most everyone also agrees with is that the economy will continue to recover VERY slowly with a date in late 2012 that could mark a return to financial normalcy.  ‘Financial normalcy,’ wouldn’t that be nice!

Please note:  the Company will not be issuing a stock dividend again this year due to its continued efforts to preserve capital and to save the expense of issuing the stock.

The following highlights First Northern Community Bancorp’s achievements for 2010:
•	First Northern celebrated its first 100 years of serving the community!
•	Net-income improved 353% or $3.72 million over 2009.
•	Loan charge-offs for the year were $6.6 million with recoveries of $825 thousand, compared to loan charge-offs of $14.3 million and recoveries of $1.3 million for the same period in 2009.
•	First Northern reduced its Other Operating Expense by 7.3% or $2.2 million compared to 2009.
•	The Company continued to maintain a strong capital position with a Total Risk-based Capital Ratio of 16.5% at December 31, 2010; well above the minimum regulatory standard for ‘well-capitalized.’
•	Rolled out eStatements and a new and improved Online Banking system.
•	Launched a completely redesigned Website.
•	First Northern employees contributed nearly 5,500 hours of community service.
•	Yolo County residents and businesses awarded First Northern Bank ‘Best Bank.’
•	First Northern made the list of Top 200 Banks in the nation by FinStrata, LLC.
•	First Northern donated $10,000 to local food banks from Centennial Cookbook sales.
•	Reached out to consumers and businesses via a Customer Relationship Survey; 96.5% of Survey respondents said they are ‘very satisfied’ or ‘satisfied’ with the service provided by First Northern.

We enter 2011 with energy and eagerness against a backdrop of what has been identified as an improving economy.  We will continue to work hard to return value to shareholders by staying close to our customers, continuing to build capital, and cross-selling products and services to existing customers while expanding market share through attracting new customers.  And we believe, as the economy improves, loan demand will increase…and we expect this should greatly enhance First Northern’s performance metrics.

In closing, I want to thank John Onsum for his 39 years of dedicated service with First Northern Bank and wish him all the best for a happy retirement.  While John will not be presiding over the day to day operations of the Bank, he will continue to have a leadership role in our Company as an active member of the Board of Directors.  On behalf of our entire employee team, we extend our deepest appreciation for the continued support of our shareholders.  We thank you for your loyalty and belief in the First Northern brand of banking.  Please feel free to call me on my direct line at (707) 678-7853 should you wish to talk about the Company, the economy, or the banking industry in general.  I look forward to talking with you.

Sincerely,

Louise A. Walker
President & CEO